Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Spruce Power Holding Corporation on Post-Effective Amendment No. 2 to Form S-3 (FILE NO. 333-252089) of our report dated March 1, 2022, except for Note 26 as to which the date is December 14, 2022, with respect to our audits of the consolidated financial statements of Spruce Power Holding Corporation as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 and our report dated March 1, 2022 with respect to our audit of internal control over financial reporting of Spruce Power Holding Corporation as of December 31, 2021 appearing in the Annual Report on Form 10-K of Spruce Power Holding Corporation for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum llp

Marcum llp

Melville, NY

January 10, 2023